FILED PURSUANT TO RULE 424(B)(3) AND (C)
                                                           FILE NUMBER 333-52585

                      SUPPLEMENT NO. 5 DATED MARCH 30, 1999
                     TO PROSPECTUS DATED SEPTEMBER 10, 1998
           RELATING TO $230,000,000 PRINCIPAL AMOUNT 4.50% CONVERTIBLE
        SUBORDINATED NOTES DUE 2003 AND 5,575,757 SHARES OF COMMON STOCK,
                          $.01 PAR VALUE PER SHARE, OF
                          CONCENTRA MANAGED CARE, INC.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated September 10, 1998, forming a part of the Registration Statement on Form S-3, File No. 333-52585. Any cross references in this supplement refer to portions of the Prospectus.

The purpose of this supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each additional Selling Securityholder as of March 30, 1999 (subject to the qualifications set forth below), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder as of March 30, 1999 and (iii) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.

                                                   PRINCIPAL      PRINCIPAL         COMMON STOCK    COMMON STOCK
                                                   AMOUNT OF      AMOUNT OF NOTES   OWNED PRIOR TO  OFFERED
NAME OF SELLING STOCKHOLDER                        NOTES OWNED    OFFERED HEREB     OFFERING (1)    HEREBY (2)
---------------------------                        -----------    -------------       ------------- ----------

Argent Convertible Growth Fund Ltd.................  $700,000       $700,000             16,969       16,969
The Common Fund FAO Absolute Return Fund...........   240,000        240,000              5,818        5,818
Helix Convertible Opportunities Fund Ltd...........   940,000        940,000             22,787       22,787
Helix Convertible Opportunities L.P................ 1,180,000      1,180,000             28,606       28,606
Shepard Management Services........................   100,000        100,000              2,424        2,424
Simpson  Group Retirement Fund.....................   240,000        240,000              5,818        5,818
WorldWide Transactions Ltd.........................   180,000        180,000              4,363        4,363
W.P. Investment Partners L.P.......................   120,000        120,000              2,909        2,909

Total. ............................................$3,700,000     $3,700,000             89,694        89,694

(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."



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